EPI Holdings, Inc. and Subsidiaries
Consolidated Financial Statements Year Ended November 30, 2022

EPI Holdings, Inc.
and Subsidiaries

Consolidated Financial Statements
Year Ended November 30, 2022

EPI Holdings, Inc.
and Subsidiaries

Contents

Independent Auditor's Report	3-4

Consolidated Financial Statements
Balance sheet	5-6
Statement of income	7
Statement of stockholders' equity	8
Statement of cash flows	9
Notes to financial statements	10-19

Independent Auditor’s Report
To the Stockholders of
EPI Holdings, Inc. Greensboro, North Carolina
Opinion
We have audited the accompanying consolidated financial statements of EPI Holdings, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheet as of November 30, 2022, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2022, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Emphasis of Matter
As discussed in Note 1 to the consolidated financial statements, the Company elected to change its method of accounting for goodwill by retrospective application. Our opinion is not modified with respect to that matter.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not absolute assurance and therefore, is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with generally accepted auditing standards, we:
•     Exercise professional judgment and maintain professional skepticism throughout the audit.
•     Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•     Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•     Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•     Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
High Point, North Carolina February 24, 2023

EPI Holdings, Inc.
and Subsidiaries

Consolidated Balance Sheet
November 30, 2022

Assets

Current assets
Cash and cash equivalents	$30,822,661
Accounts receivable, less allowance for doubtful accounts
of $187,000	14,103,238
Inventories	38,622,581
Refundable income taxes	1,511,878
Prepaid expenses and other	1,565,734

Total current assets	86,626,092

Property and equipment, net	40,666,225

Other assets
Goodwill	21,360,581
Other intangible assets, net	20,890,000
Investment in Affiliate	4,365,399

Total other assets	46,615,980

Total assets	$173,908,297

See accompanying notes to consolidated financial statements.

EPI Holdings, Inc.
and Subsidiaries

Consolidated Balance Sheet
November 30, 2022

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$4,384,763
Accruals:
Compensation and benefits	4,045,283
Dividends	728,000
Other	3,799,143
Current maturities of long-term debt	7,500,000

Total current liabilities	20,457,189

Long-term debt, net	22,786,571

Deferred income taxes	10,222,000

Liability – equity incentive plan	1,184,452

Warrants liability	26,458,447

Total liabilities	81,108,659

Commitments and contingencies (Notes 7, 8, and 11)

Stockholders’ equity
Preferred stock, par value $0.0001 – authorized
1,000,000 shares; issued and outstanding 200,625 shares	20
Common stock, par value $0.001 – authorized
1,500,000 shares; issued and outstanding 433,071 shares	433
Additional paid-in capital	75,734,644
Retained earnings	17,064,541

Total stockholders’ equity	92,799,638

Total liabilities and stockholders’ equity	$173,908,297

See accompanying notes to consolidated financial statements.

EPI Holdings, Inc.
and Subsidiaries

Consolidated Statement of Income
Year Ended November 30, 2022

Net sales	$273,894,123

Cost of sales	212,519,327

Gross profit	61,374,796

Operating expenses
Selling	16,426,449
Administrative	18,319,327
Amortization of other intangibles	2,570,000

Total operating expenses	37,315,776

Operating income	24,059,020

Other income (expense)
Equity in net income of Affiliate	597,992
Change in warrants liability	(8,450,000)
Interest expense	(1,332,332)
Other income	35,658

Total other expense, net	(9,148,682)

Income before taxes	14,910,338

Income tax expense	6,139,835

Net income	$8,770,503

See accompanying notes to consolidated financial statements.

EPI Holdings, Inc.
and Subsidiaries

Consolidated Statement of Stockholders’ Equity

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Balance, December 1, 2021, previously reported	200,625	$20	433,071	$433	$75,734,644	$7,215,440	$82,950,537

Effect of accounting change (Note 1)	—	—	—	—	—	4,013,116	$4,013,116

Balance, December 1, 2021, as adjusted	200,625	20	433,071	433	75,734,644	11,228,556	86,963,653

Dividends	—	—	—	—	—	(2,934,518)	(2,934,518)

Net income	—	—	—	—	—	8,770,503	8,770,503

Balance, November 30, 2022	200,625	$20	433,071	$433	$75,734,644	$17,064,541	$92,799,638

See accompanying notes to consolidated financial statements.

EPI Holdings, Inc.
and Subsidiaries

Consolidated Statement of Cash Flows
Year Ended November 30, 2022

Cash flows from operating activities
Net income	$8,770,503
Adjustments to reconcile net income to net cash
provided by operating activities:
Equity in net income of Affiliate	(597,992)
Change in warrants liability	8,450,000
Depreciation of property and equipment	5,687,997
Amortization of other intangibles	2,570,000
Amortization of deferred financing costs	169,215
Change in deferred taxes	172,000
Provision for equity incentive benefits	882,348
Payment of equity incentive benefits	(53,057)
Recovery of doubtful accounts	(236,792)
Changes in operating assets and liabilities:
Accounts receivable	(1,560,693)
Inventories	(3,346,652)
Refundable income taxes	(994,514)
Prepaid expenses and other	(830,698)
Accounts payable and accrued expenses	(3,396,900)

Total adjustments	6,914,262

Net cash provided by operating activities	15,684,765

Cash flows from investing activities
Capital expenditures	(7,584,992)
Dividends received from Affiliate	679,000
Net cash used in investing activities	(6,905,992)

Cash flows from financing activities
Principal payments on debt	(7,500,000)
Dividends paid	(8,472,080)
Net cash used in financing activities	(15,972,080)

Net change in cash and cash equivalents	(7,193,307)

Cash and cash equivalents, beginning of year	38,015,968

Cash and cash equivalents, end of year	30,822,661

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,096,925
Cash paid for income taxes	6,962,285

See accompanying notes to consolidated financial statements.

EPI Holdings, Inc.
and Subsidiaries

Notes to Consolidated Financial Statements

1.    Description of Business and Summary of Significant Accounting Policies

Consolidation
The consolidated financial statements include the accounts of EPI Holdings, Inc. and its wholly owned subsidiaries: Endura Products, LLC, Endura Products Tennessee, LLC, Perfect!Wood Profiles, LLC, Betterdoor, LLC, and Endura Products OR, LLC (collectively, the “Company”). All material intercompany accounts and transactions have been eliminated in consolidation.

Business
The Company primarily manufactures door system component parts and engineered veneered moldings and millwork. The Company sells its products nationally through a network of sales agents, brokers, distributors, and wholesalers to customers that assemble door units primarily for residential construction. Customers are located throughout the United States.

Revenue Recognition
The Company recognizes revenue when it satisfies its performance obligation or when control of its product is passed to the customer, which is the point in time that the Company’s customers are able to direct the use of and obtain substantially all the remaining economic benefit of the goods. The Company’s shipping terms are primarily freight-on-board shipping point and risk of loss transfers to the customer at the time the product is shipped. Accordingly, sales are recognized when product leaves the Company’s facility. There are no revenues for services recognized over time.

Net sales also include amounts billed to customers for freight charges. Related freight-out costs are included in selling expenses. The Company treats shipping activities that occur after the customer has obtained control of product as a fulfillment activity. The Company recognizes freight revenue and accrues freight-out costs when product is shipped.

For sales taxes, value-added taxes and similar taxes (“sales taxes”), the Company elected to apply the accounting policy election allowing an entity to exclude these from the transaction price and to present revenue net of sales taxes.

Revenue from contracts with customers is recorded net of sales allowances granted to customers. Allowances under volume rebate and similar programs are recognized when the related revenues are earned and are recorded as a reduction of net sales.

As payment is due within one year, the Company does not adjust sales for the effects of any financing component.

Cash and Cash Equivalents
For purposes of the cash flow statement, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company may have cash balances in financial institutions that at times exceed federally insured amounts.

Accounts Receivable
Accounts receivable are customer obligations due under normal trade terms. Management performs credit evaluations of its customers and generally does not require collateral. The Company records an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. Also recorded is an additional allowance based on historical experience and management’s assessment of the general financial conditions affecting the Company’s customer base. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available, management believes the allowance for doubtful accounts as of November 30, 2022 is adequate. However, actual write-offs could exceed the recorded allowance.

EPI Holdings, Inc.
and Subsidiaries

Notes to Consolidated Financial Statements

1.    Description of Business and Summary of Significant Accounting Policies (Continued)

Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is determined using the last-in, first-out (“LIFO”) method for 60% of inventories at November 30, 2022, and the first-in, first-out (“FIFO”) method for other inventories.

Property, Equipment, and Depreciation
Property and equipment are stated at cost or acquired fair values. Depreciation is computed using the straight-line method.

Goodwill and Other Intangibles
Goodwill represents the excess of the cost of the acquired business over the fair value of the net assets acquired.

In prior years, the Company accounted for goodwill using elections available to private companies which require amortization of goodwill and allow alternative triggering event evaluation for goodwill impairment testing. The Company elected to account for goodwill using methods required for public entities by retrospective application resulting in previously recorded goodwill amortization being reversed.

The Company evaluates goodwill at fiscal year-end or more frequently if management believes indicators of impairment exist. Such indicators could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of the business is less than its carrying amount, including goodwill. If management concludes that it is more likely than not that the fair value of the business is less than its carrying amount, management conducts a quantitative goodwill impairment test. The impairment test involves comparing the fair value of the applicable business with its carrying value. If the carrying amount of the business exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill recorded.

Identified intangible assets comprise customer relations, technology, and trademarks acquired. Customer relations and technology are carried at acquired value less accumulated amortization. Amortization is computed using the straight-line method. Trademarks are not amortized.

The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset's carrying amount may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated.

No impairment losses on goodwill or other intangible assets were recorded in 2022.

EPI Holdings, Inc.
and Subsidiaries

Notes to Consolidated Financial Statements

1.    Description of Business and Summary of Significant Accounting Policies (Continued)

Other Long-lived Assets
Property, equipment, and other long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When any such impairment exists, the related assets will be written down to fair value. Any long-lived assets held for disposal are reported at the lower of their carrying amounts or fair value less cost to sell. No impairment losses were recorded in 2022.

Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense or benefit represents the change during the period in deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Tax benefits are recorded only for tax positions that would be more likely than not to be sustained upon examination by tax authorities. Unrecognized tax benefits are tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. There were no significant unrecognized tax benefits at November 30, 2022. The Company’s policy is to classify any interest or penalties on unrecognized tax benefits as income tax expense, if applicable.

Advertising
Costs for advertising are expensed when incurred. The charges to expense approximated $985,000 in 2022.

Fair Value of Financial Instruments
The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, liability under equity incentive plan, warrants liability, and debt obligations. Warrants liability and liability under equity incentive plan are carried at management’s estimate of fair value. The estimated fair value of debt instruments approximates fair value based on their interest rates and current rates available to the Company for debt of similar remaining maturities. Based on the nature of other financial instruments, their estimated fair value approximates carrying amounts.

The following liabilities are measured at fair value on a recurring basis during the year ended November 30, 2022, using quoted prices in active markets for identical assets (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3).

	Level 1	Level 2	Level 3	Total

Liability − equity incentive plan	$—	$1,184,452	$—	$1,184,452
Warrants liability	—	26,458,447	—	26,458,447

	$—	$27,642,899	$—	$27,642,899

EPI Holdings, Inc.
and Subsidiaries

Notes to Consolidated Financial Statements

1.    Description of Business and Summary of Significant Accounting Policies (Concluded)

Use of Estimates
The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events
Management has evaluated events occurring subsequent to the balance sheet date through February 24, 2023, the date that the consolidated financial statements were available to be issued, determining no events require adjustment to or additional disclosure in the consolidated financial statements.

Recent Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which replaces all previous guidance on leases and will require entities to recognize assets and liabilities arising from operating leases. For private companies, the ASU (as amended) is effective for fiscal years beginning after December 15, 2021, with early application permitted. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provided an alternative transition method when initially applying ASU 2016-02. Companies may elect to apply ASU 2016-02 at the beginning of the earliest period presented or recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Management is currently assessing the impact that this guidance may have on the Company’s future consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which eliminates previous methodology for recognizing credit losses on financial instruments (including trade receivables) and requires companies to utilize an expected credit loss model. For private companies, the guidance, as amended, is effective for fiscal years beginning after December 15, 2022. Management is currently assessing the impact that this guidance may have on the Company’s future consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies and clarifies application of certain income tax-related guidance. For private companies, the amendments are effective for fiscal years beginning after December 15, 2021, with early application permitted. Management is currently assessing the impact that this guidance may have on the Company’s future consolidated financial statements.

EPI Holdings, Inc.
and Subsidiaries

Notes to Consolidated Financial Statements

2.    Inventories

Inventories consist of the following at November 30, 2022.

Raw materials	$29,073,506
Work in progress	7,353,226
Finished goods	8,228,823

44,655,555
Less LIFO reserve	6,032,974

Total inventories	$38,622,581

If the first-in, first-out method of inventory valuation had been used, net income reported by the Company would have been approximately $2,021,000 higher in 2022.

3.    Property and Equipment, Net

Property and equipment, net consist of the following at November 30, 2022.

	Life (in Years)

Land and land improvements	15-20	$1,743,710
Buildings and improvements	10-25	11,787,546
Equipment	3-12	37,883,045
Office and computer equipment	5-10	2,137,155
Transportation equipment	3-8	65,900
Projects in progress		7,304,565

		60,921,921
Less accumulated depreciation		20,255,696

Property and equipment, net		$40,666,225

The Company estimates the costs to complete projects in progress at November 30, 2022 will be approximately $5.6 million.

EPI Holdings, Inc.
and Subsidiaries

Notes to Consolidated Financial Statements

4.    Other Intangibles, Net

Other intangibles, net consist of the following at November 30, 2022.

	Life		Accumulated
	(in Years)	Gross	amortization	Net

Amortized intangibles
Customer relations	10	$15,700,000	$4,710,000	$10,990,000
Technology	8	8,000,000	3,000,000	5,000,000
		23,700,000	7,710,000	15,990,000

Unamortized intangibles
Trademarks		4,900,000	—	4,900,000

Total other intangibles, net		$28,600,000	$7,710,000	$20,890,000

Amortization expense amounted to approximately $2,570,000 in 2022. The estimated amortization expense for the next five fiscal years and thereafter is as follows: 2023 through 2027 − $2,570,000 per annum and thereafter $3,140,000.

5.    Investment in Affiliate

The Company has 48.5% interest in Gen Partners, LLC (“GP” or “Affiliate”). GP manages and leases a production facility in Stokesdale, North Carolina. The Company leases one of the properties from GP. GP’s fiscal year-end is December 31. Equity in GP’s net income is included in the consolidated statement of income through that date.

Summarized financial information for GP as of December 31, 2022 and for the year then ended are as follows:

Income statement information:
Revenues	$1,751,000
Net income	1,232,973

Financial position information:
Current assets	259,000
Noncurrent assets	3,223,000
Current liabilities	13,000
Noncurrent liabilities	857,000

EPI Holdings, Inc.
and Subsidiaries

Notes to Consolidated Financial Statements

6.    Long-term Debt, Net

Long-term debt, net consists of the following at November 30, 2022.

Term Loan	$30,625,000

Less:
Current maturities	7,500,000
Deferred financing costs	338,429

Long-term debt, net	$22,786,571

The bank loan agreement provides for a $45 million Term Loan and a $20 million Line of Credit. Availability on the Line of Credit is determined by eligible accounts receivable and inventory as defined. There were no borrowings on the Line of Credit in 2022. The Term Loan was interest only through January 2021 when monthly principal payments of $625,000 plus interest were required. The Term Loan and Line of Credit are due December 2024. Interest on the Term Loan accrues at LIBOR plus 2.0% (5.81% at November 30, 2022) and on the Line of Credit at LIBOR plus 1.75% (5.56% at November 30, 2022). The bank debt is secured by substantially all the assets of the Company and includes customary financial covenants related to leverage, fixed charges, and capital expenditure limits.

Annual maturities of the Company’s long-term debt are as follows:

2023	$7,500,000
2024	7,500,000
2025	15,625,000

$30,625,000

7.    Equity Incentive Plan

The EPI Holdings, Inc. 2020 Equity Incentive Plan (the “Plan”) provides for both time and performance Restrictive Stock Units (“RSUs”). Time vesting RSUs generally vest ratably over three years from the award date. Performance-vesting RSUs vest based on the Company’s performance when compared to budget. ASC 718, Compensation – Stock Compensation provides that share-based payment arrangements are classified as liabilities if settlement is in cash or other assets. The Company follows this guidance for awards under the Plan. 33,269 RSUs are reserved for issuance under the Plan. Fair value of RSUs is determined based on a trailing EBITDA multiple adjusted for levels of debt and cash divided by the number of the Company’s shares plus RSUs outstanding. At November 30, 2022, 3,769 units had vested and in 2022 the Company recognized compensation of approximately $882,000 under the Plan.

EPI Holdings, Inc.
and Subsidiaries

Notes to Consolidated Financial Statements

8.    Preferred Stock and Warrants Liability

On December 2, 2019, the Company issued 200,625 shares of preferred stock and 200,625 warrants to purchase common stock (“warrants”) for a total purchase price of $36.5 million (“Purchase Price”). Using a third-party valuation, the fair value assigned to the warrants at issuance was $10,312,447. At November 30, 2022, the warrants liability had increased to $26,458,447.

Quarterly cumulative dividends accrue on a compounding basis at the rate of 8% per annum on the Purchase Price plus accumulated unpaid dividends. The preferred stock including unpaid dividends have a mandatory redemption in December 2026. Holders may redeem sooner if certain defined events occur. The Company may generally redeem at any time.

The warrants entitle the holder the right to purchase common stock for a nominal exercise price at any time prior to December 2026. The warrants also contain a put option that would compel the Company to buy back the warrants from the holder in December 2026 or upon certain triggering events for a cash settlement based upon the Company’s fair market value, as defined. The Company has the right to call the warrants in December 2027 based upon the Company’s fair market value. The change in fair value of the warrants is treated as other income or expense in the accompanying consolidated statements of income.

9.    Income Taxes

Significant components of the provision for income taxes for the year ended November 30, 2022 are as follows:

Current:
Federal	$5,068,035
State	899,800

Total current	5,967,835

Deferred:
Federal	(500,000)
State	672,000

Total deferred	172,000

Total income tax expense	$6,139,835

A reconciliation of the provision for income taxes with the amounts determined by applying the U.S. federal income tax rate for the year ended November 30, 2022 is as follows:

Computed tax at the federal rate of 21%	$3,131,171
State taxes, net of federal benefit	672,759
Change in value of warrants	1,774,500
Other	561,405

Total income tax expense	$6,139,835

EPI Holdings, Inc.
and Subsidiaries

Notes to Consolidated Financial Statements

9.    Income Taxes (Concluded)

Significant components of the Company’s deferred tax assets and liabilities at November 30, 2022 consisted of:

Accounts receivable	$86,000
Inventories	327,000
Accrued expenses	528,000

Total deferred tax assets	941,000

Property and equipment	(6,013,000)
Other intangibles	(4,528,000)
Other	(622,000)

Total deferred tax liabilities	(11,163,000)

Net deferred income taxes	$(10,222,000)

Tax years 2019 through 2022 remain subject to examination by both federal and state authorities.

10.    Major Customers

One customer accounted for approximately 15% of sales in 2022 and comprised approximately 20% of accounts receivable at November 30, 2022.

11.    Commitments and Contingencies

Leases – Related Parties
Rent expense for the building leased from GP totaled approximately $586,000, net of sublease income of approximately $112,000 for 2022.

Future minimum payments by year under this lease consist of the following at November 30, 2022.

2023	$929,000
2024	943,000
2025	957,000
2026	971,000
2027	986,000
Thereafter	3,357,000

Total minimum lease payments	$8,143,000

Leases – Unrelated Parties
The Company leases its Oregon facility under a lease ending December 2035. Rent escalation required by the agreement is between 2% and 3% annually. Payments under the arrangement amounted to approximately $540,000 in 2022.

The Company leases other administrative offices, as well as equipment and warehouse and production facilities, at various locations. Under some arrangements, the Company is generally responsible for taxes, insurance, common maintenance costs, and repairs.

Total rental and lease expense, including the Oregon facility, was approximately $989,000 in 2022.

EPI Holdings, Inc.
and Subsidiaries

Notes to Consolidated Financial Statements

11.    Commitments and Contingencies (Concluded)

Leases – Unrelated Parties (Concluded)
At November 30, 2022, future minimum rental payments required under operating leases with unrelated parties that have initial or remaining noncancelable terms in excess of one year are as follows:

2023	$791,000
2024	647,000
2025	659,000
2026	673,000
2027	620,000
Thereafter	5,779,000

Total minimum lease payments	$9,169,000

Health Insurance Plan
The Company is self-insured for healthcare costs not to exceed $125,000 per participant and approximately $6.5 million in aggregate annual claims. Costs are accrued based upon the aggregate amount of liability for reported claims and an estimated amount for claims incurred but not reported. Accrued compensation and benefits include $441,000 related to healthcare costs at November 30, 2022.

Workers’ Compensation Plan
The Company is self-insured for workers’ compensation costs not to exceed $250,000 per occurrence. Costs are accrued based on actuarial estimates as determined by its claim administrator. Accrued compensation and benefits include an accrual for open claims of approximately $61,000 at November 30, 2022.

Defined Contribution Retirement Plans
The Company sponsors defined contribution retirement plans covering substantially all employees. Employer matching contributions are up to 4% of compensation. Contributions to these plans amounted to approximately $1,631,000 in 2022.

Derivative Instruments and Hedging Activities
The Company has limited involvement with derivative instruments and does not use them for trading purposes. To hedge against fluctuations in the cost of aluminum, a significant cost of certain components, the Company periodically enters into agreements with suppliers to fix the future price of this commodity. There were no open agreements in place at November 30, 2022.

12.    Subsequent Event

Masonite Corporation acquired all the outstanding shares and warrants of the Company and the bank term loan was settled on January 3, 2023.